UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2010

SPEEDUS CORP.
(Exact name of registrant as specified in charter)

Delaware	000-27582	13-3853788
(State or other jurisdiction of incorporation)	(Commission Identification No.)	(IRS Employer File Number)

1 Dag Hammarskjold Blvd. Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:
(888)-773-3669 Ext. 23

Not Applicable
(Former name or former address, if changed from last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On January 28th, 2010 Speedus Corp. received notice from Nasdaq, in the form of a staff determination letter, informing the Company that it did not meet the terms of the extension granted to the Company on December 11, 2009 to comply with the stockholders’ equity requirement of Marketplace Listing Rule 5550(b) (the “Rule”), which requires the Company to maintain either (1) a minimum of $2.5 million in stockholders’ equity; (2) market value of listed securities of $35 million; or (3) net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years.

On February 2, 2010, Speedus submitted an appeal regarding the Nasdaq staff determination by requesting a hearing with the Nasdaq Hearings Panel (the “Panel”). As a result, a hearing has been scheduled for March 11, 2010, at which time the Panel will consider the plan Speedus has developed for regaining and sustaining compliance with the Rule. The Panel generally issues a decision within 30 to 45 days following a hearing.

While the Panel has the authority to grant the Company up to 180 days from January 28, 2010 to regain compliance with the Rule, there can be no assurance that the Panel will grant the Company’s request for continued listing. The Company's securities will continue to be listed on Nasdaq during this appeal process.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

99.1	Press release dated February 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedus Corp.

By: /s/ John A. Kallassy
Name: John A. Kallassy
Title: Chief Financial Officer
Date: February 2, 2010

EXHIBITS INDEX

EXHIBIT
NUMBER	TITLE OF DOCUMENT

99.1	Press release dated February 2, 2010